Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated April 1, 2024, which includes an explanatory paragraph relating to AgEagle Aerial Systems, Inc’s, (the “Company”) ability to continue as a going concern, relating to the consolidated financial statements of the Company, appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2023 and our report dated November 27, 2024, relating to the consolidated financial statements of the Company, appearing in the entity’s Annual Report on Form 10-K/A, for the year ended December 31, 2023. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Orlando, Florida
February 14, 2025